EXHIBIT 99

                             INTERNATIONAL BUSINESS MACHINES CORPORATION
                                      AND SUBSIDIARY COMPANIES
                     QUARTERLY CONSOLIDATED STATEMENT OF OPERATIONS-RECALCULATED
                                        INFORMATION DATA ONLY
                                                1993

                                           First   Second     Third    Fourth
                                         Quarter+  Quarter+  Quarter+  Quarter+   Full Year+
                                         ________  ________  ________  ________   __________
Revenue:
  Hardware Sales*                        $  5,686  $  7,459  $  6,892  $ 10,300   $ 30,337
  Software                                  2,521     2,715     2,648     3,069     10,953
  Services*                                 1,515     1,853     1,821     2,497      7,686
  Maintenance                               1,804     1,857     1,823     1,811      7,295
  Rentals and financing                     1,087     1,069     1,026       984      4,166
                                         ________  ________  ________  ________   ________
Total Revenue*                             12,613    14,953    14,210    18,661     60,437
Cost:
  Hardware Sales*                           4,028     5,152     4,792     6,475     20,447
  Software                                    937     1,033     1,026     1,314      4,310
  Services*                                 1,135     1,535     1,547     2,201      6,418
  Maintenance                                 919       862       854       910      3,545
  Rentals and financing                       471       430       417       420      1,738
                                         ________  ________  ________  ________   ________
Total Cost*                                 7,490     9,012     8,636    11,320     36,458
Gross Profit*                               5,123     5,941     5,574     7,341     23,979

Operating Expenses:
  Selling, general and administrative*      4,076     4,480     4,255     5,461     18,272
  Research, development and engineering     1,356     1,376     1,372     1,454      5,558
  Restructuring charges                        --     8,945        --        --      8,945
                                          _______  ________  ________  ________   ________
Total Operating Expenses*                   5,432    14,801     5,627     6,915     32,775
Operating (Loss) Income*                     (309)   (8,860)      (53)      426     (8,796)
Other Income, principally interest*           191       154       290       473      1,108
Interest Expense                              305       322       346       300      1,273
                                         ________  ________  ________  ________   ________
(Loss) Earnings before Income Taxes*         (423)   (9,028)     (109)      599     (8,961)
(Benefit) Provision for Income Taxes*        (110)     (973)      (44)      258       (869)
                                         ________  ________  ________  ________   ________
Net (Loss) Earnings before change in
  accounting principle*                      (313)   (8,055)      (65)      341     (8,092)
Cumulative effect of change in accounting
  for postretirement benefits                (114)       --        --        --       (114)
                                         ________  ________  ________  ________   ________
Net (Loss) Earnings*                         (427)   (8,055)      (65)      341     (8,206)
Preferred Stock Dividends                      --         5        22        20         47
                                         ________  ________  ________  ________   ________
Net (Loss) Earnings Applicable to common
  shareholders*                          $   (427) $ (8,060) $    (87) $    321   $ (8,253)
                                         ========  ========  ========  ========   ========

+ Unaudited
* These line items have been recalculated to show the effects of the FSC sale.

                                               - 14 -